Exhibit 99.1

Evolv Technology Announces the Appointment of Henrik Kühl as a New Independent Director

– Long-Time Member of the Board of Directors and Early Venture Capitalist Bilal Zuberi Resigns from Board –
Waltham, Massachusetts – February 12, 2026 – Evolv Technologies Holdings, Inc. (NASDAQ: EVLV), a leading security technology company pioneering AI-based solutions designed to create safer experiences, today announced the appointment of Mr. Henrik Kühl, age 46, to its Board of Directors (“Board”) effective February 12, 2026. Kühl will also serve on the Board’s Audit Committee. The Board affirmatively determined that Kühl is independent and an audit committee financial expert as that term is defined by applicable Securities and Exchange Commission regulations.
Kühl is an accomplished leader with over 25 years of experience in corporate development and strategy. He currently serves as Senior Vice President, Strategy & Corporate Development at Axon (NASDAQ: AXON), a global leader in connected public safety technologies. In this role, Kühl drives strategic growth and innovation, oversees mergers and acquisitions, facilitates minority investments, forms strategic partnerships, and optimizes capital allocation and structure.
Before joining Axon in 2019, Kühl held senior operational and strategy leadership roles at IMAGE Skincare, where he supported global expansion, and spent six years in the investment banking division at Goldman Sachs, advising on M&A, financings, and capital structure. Earlier in his career, he served as Director of Strategic Planning at Herbalife. He earned an MBA in Finance and Marketing from the Kellogg School of Management at Northwestern University and a BA in Economics, Diplomacy & World Affairs from Occidental College.
“We are thrilled to welcome Henrik to the Board,” said Neil Glat, Chair of the Board. “His extensive experience in corporate strategy, M&A and capital allocation—combined with his leadership at connected public safety companies and experience with related technologies—will be invaluable as Evolv advances its mission and long-term growth strategy. We believe that Henrik’s perspective will strengthen our ability to deliver operational excellence and shareholder value.”
On February 10, 2026, Mr. Bilal Zuberi tendered his resignation from the Board. Zuberi was part of the initial cohort of venture capital investors that was instrumental in the Company’s original funding activities and supporting its growth trajectory. Zuberi’s decision to resign from the Board was not due to any disagreement with the Company’s leadership team or Board, but rather to pursue other endeavors.
Glat continued “We extend our deepest gratitude to Bilal for his 13 years of dedicated service to the Company and the Board of Directors. Bilal has been an invaluable partner since the Company’s earliest days. His vision, guidance, and thoughtful perspectives have helped shape Evolv into the Company it is today. We will sincerely miss his tremendous contributions and insights and wish him continued success in his future pursuits.”
About Evolv Technology

Evolv Technologies Holdings, Inc (NASDAQ: EVLV) is designed to transform human security by helping organizations detect potential threats, mitigate risk, and enhance safety using AI-powered security solutions with robust insights, creating efficient and positive security screening experiences for the world’s most iconic venues and companies as well as schools, hospitals, and public spaces. Its mission is to transform security to create a safer world to live, work, learn, and play. Evolv has digitally transformed the gateways in many places where people gather by enabling seamless integration combined with powerful analytics and insights. Evolv’s advanced systems have scanned more than two billion people since 2019. Evolv has been awarded the U.S. Department of Homeland Security (DHS) SAFETY Act Designation as a Qualified Anti-Terrorism Technology (QATT) as well as the Security Industry Association (SIA) 2024 New Products and Solutions (NPS) Award in the Law Enforcement/Public Safety/Guarding Systems category, as well as Sport Business Journal’s (SBJ) 2024 awards for “Best In Fan Experience Technology” and “Best In Sports Technology”. Evolv®, Evolv Express®, Evolv Insights®, Evolv Visual Gun Detection™, Evolv eXpedite™, and Evolv Eva™ are registered trademarks or trademarks of Evolv Technologies, Inc. in the United States and other jurisdictions. For more information, visit evolv.com.

Investor Relations:
Brian Norris
Senior Vice President of Finance and Investor Relations
+1.781.374.8082
bnorris@evolvtechnology.com